Press release

Root, Inc. Announces Organizational Changes to Accelerate Growth of Corporate Initiatives
Daniel Rosenthal will take on the role of Chief Revenue and Operating Officer in addition to his responsibilities as Chief Financial Officer

COLUMBUS, OH – Root, Inc. (NASDAQ: ROOT), a leading technology company powering insurance solutions and the parent company of Root Insurance, today announced that Daniel Rosenthal has been appointed the company’s first Chief Revenue and Operating Officer.

As the company’s Chief Revenue and Operating Officer, Rosenthal will have responsibility for functions aimed at driving revenue and streamlining operations within the business. In this new role, Dan will oversee performance marketing and growth, corporate strategy, business development, and insurance, including underwriting and pricing initiatives.

“As we continue to connect with customers through a variety of new and existing channels, Dan will be instrumental in driving Root’s growth and success,” says Root CEO Alex Timm. “Dan’s rich experience as an operator with a proven track record of unlocking revenue both at Root and in prior experience will be invaluable going forward. This new role will strengthen our focus on meeting customers where they are with exactly what they need as Root expands.”
In his role as CFO, Rosenthal has guided Root through several funding rounds, including the company’s IPO in October 2020. Since August 2019, he has overseen the finance, legal, risk and government affairs teams. He will remain in this role as the company initiates the search for a new CFO.

Rosenthal joined the Root Board of Directors in 2017. Prior to Root, Rosenthal held leadership positions at innovative firms in the aviation industry. In 2009, he co-founded Milestone Aviation Group, which GE Capital acquired for $1.8 billion in 2015. Subsequently, Rosenthal served as Chairman, President and Chief Executive Officer of Milestone as well as EVP of Financing and Products for GE Capital Aviation Services (GECAS). Prior to Milestone, Rosenthal spent four years at NetJets, where he held various leadership roles, and worked as an attorney at Williams & Connolly LLP.

About Root Inc.
Root, Inc. is the parent company of Root Insurance Company. Root is a technology company revolutionizing personal insurance with a pricing model based upon fairness and a modern customer experience. Root’s mobile-first customer experience is designed to make insurance simple.

Contact
Tom Kuhn
Director of External Communications
press@inc.joinroot.com